Short Form Merger Option Agreement
     This AGREEMENT, dated as of January 13, 2008 (this “Option Agreement”), among A.S.V., Inc., a Minnesota corporation (the “Company”), Terex Corporation, a Delaware corporation, (“Parent”), and Terex Minnesota, Inc., a Minnesota corporation and wholly owned subsidiary of Parent (“Sub”).
     WHEREAS, concurrently with the execution of this Option Agreement, the Company, Parent, and Sub are entering into an Agreement and Plan of Merger (as amended or modified from time to time in accordance with its terms, the “Merger Agreement”) providing for the making of a tender offer (the “Offer”) to purchase all of the issued and outstanding shares of the Company’s Common Stock, par value $.01 per share (the “Shares”), and, following the completion of the Offer, the merger (the “Merger”) of Sub and the Company, in which each Share not purchased pursuant to the Offer (other than Shares owned by Parent or any of its wholly owned subsidiaries or any subsidiaries of the Company and Shares as to which dissenters’ rights are asserted) or not otherwise acquired by Parent will be converted into the per share consideration paid pursuant to the Offer, in accordance with the terms of the Merger Agreement; and
     WHEREAS, the Company desires to induce Parent and Sub to enter into the Merger Agreement and to facilitate the prompt completion of the Merger following the purchase of Shares pursuant to the Offer.
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Grant of Option. The Company hereby irrevocably grants to Parent and Sub (or any permitted assignee under Section 9 hereof) an option (the “Option”) to purchase up to 38,054,100 newly issued Shares (or such lesser number of Shares equal to the number of then authorized and unissued shares of Company Common Stock after treating shares of Company Common Stock reserved for issuance under any stock option or similar plan of the Company as issued and outstanding for purposes of this calculation)

(the “Optioned Shares”) for a consideration per share equal to the price per Share paid in the Offer, payable at the time of exercise in the form of (i) $0.01 in cash per Optioned Share and (ii) a promissory note (a “Note”) of Parent in the principal amount of the price per Share paid in the Offer less $0.01, which Note shall (a) be due and payable 5 years from the date of its issue, (b) bear interest, at the prime rate in effect from time to time of Citibank N.A., payable annually on each anniversary of the date of its issue, and (c) be prepayable at any time without penalty at Parent’s option.
     2. Exercise of the Option. The Option may be exercised by either Parent or Sub (or any permitted assignee) at any time within six business days after the later of (i) the first date of acceptance for payment by Parent of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement and (ii) the expiration of any subsequent offer periods under the Offer; provided that Parent or Sub may only exercise the Option if, and for a number of Shares so that, after the exercise of the Option, Parent or Sub shall own at least 90% of the outstanding Shares, after giving effect to the issuance of the Optioned Shares and including any number of Shares held by Parent or Sub immediately prior to the exercise of the Option. In the event Parent, Sub or any permitted assignee wishes to exercise the Option, Parent, Sub or any permitted assignee shall give written notice (the “Notice”) to the Company specifying the total number of Optioned Shares it will purchase pursuant to the exercise of the Option and a place and a time not less than one day from the date of the Notice for the closing of such purchase.
     3. Payment and Delivery of Certificates. At any closing hereunder: (i) Parent, Sub or a permitted assignee will make payment to the Company of the aggregate price for the Shares so purchased by (a) check or wire transfer in the amount of the aggregate cash consideration to be paid for all such Shares and (b) a Note in the aggregate principal amount of the consideration to be paid by Note for all such Shares;

and (ii) the Company will deliver or cause to be delivered to Parent, Sub or the assignee a certificate or certificates representing the number of Shares so purchased. Each of Parent, Sub and any assignee of either such party permitted hereunder hereby represents to the Company that such person will not assign, transfer, offer to sell, sell or otherwise dispose of any Shares acquired by it pursuant to this Option Agreement, except to a direct or indirect wholly owned subsidiary of Parent. The Company hereby represents to Parent and Sub that the Company will not assign, transfer, offer to sell, sell or otherwise dispose of the Note acquired by it pursuant to this Option Agreement.
     4. Covenant. Each of Parent and Sub agrees to consummate the Merger as promptly as practicable following the closing of the purchase of Optioned Shares in accordance with Section 302A.621 of the Minnesota Business Corporation Act and the terms and conditions of the Merger Agreement.
     5. Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Sub that, except as set forth in Schedule I hereto:
          5.1. The Company has all requisite corporate power and authority to enter into and perform all of its obligations under this Option Agreement. The execution, delivery and performance of this Option Agreement and all of the transactions, contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Option Agreement has been duly executed and delivered by the Company.
          5.2. The Company has taken all necessary corporate action to authorize and reserve for issuance the Optioned Shares upon exercise of the Option.
          5.3. The Shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and non-assessable.

          5.4. The execution and delivery of this Option Agreement do not, and the performance of this Option Agreement will not, (i) conflict with any provision of the Company’s Articles of Incorporation or By-Laws, or (ii) violate any law, rule or regulation, or any judgment, decree or order of any court or governmental agency or instrumentality, to which the Company or any of its subsidiaries is subject, or (iii) conflict with, or result in a breach or violation of, or accelerate the performance required by, or result in early termination under, or result in any loss of benefits under, the terms of any agreement, indenture, mortgage or other instrument to which the Company or any of its subsidiaries is a party or to which any of its or their property is subject, or constitute a default thereunder or an event which, with the lapse of time or action by a third party, could result in a default thereunder or the creation of any lien, charge or encumbrance upon any of the assets or properties of the Company or any of its subsidiaries, except if the effect of any of the foregoing contained in subsections (ii) or (iii) above, singly or in the aggregate, would not have a Material Adverse Effect (as such term is defined in the Merger Agreement).
     6. Representations and Warranties of Parent and Sub. Each of Parent and Sub hereby represents and warrants to the Company that (i) it has all requisite power and authority to enter into and perform all of its obligations under this Option Agreement, (ii) the execution, delivery and performance (it being understood that Parent and Sub will have no obligations under this Agreement unless and until the Option is exercised) of this Option Agreement and all of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent and Sub and (iii) this Option Agreement has been duly executed and delivered by Parent and Sub.
     7. Adjustment Upon Changes in Capitalization. In the event of any change in the Shares by reason of stock dividends, split-ups, recapitalizations, combinations,

exchanges of shares or the like, the number of Optioned Shares and/or the purchase price per Optioned Share shall be adjusted appropriately.
     8. Termination. This Option Agreement will terminate upon termination of the Merger Agreement.
     9. Assignment. Without the prior written consent of the Company, the right to exercise the Option granted pursuant to this Option Agreement shall not be assigned by Parent or Sub except to any direct or indirect wholly-owned subsidiary of Parent. Any attempted assignment in violation of this Section 9 shall be null and void.
     10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (and shall be deemed to have been duly received if so given) delivered by the means and to the addresses specified in the Merger Agreement.
     11. Specific Performance. The Company agrees that damages would be an inadequate remedy for a breach of the provisions of this Option Agreement and that Parent and Sub shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.
     12. Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions thereof.
     13. Counterparts. This Option Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, this Option Agreement has been executed by duly authorized officers of each of the parties hereto all as of the date first above written.

TEREX CORPORATION

By:	/s/ Eric I. Cohen
Name: Eric I. Cohen
Title: Senior Vice President

TEREX MINNESOTA, INC.

By:	/s/ Eric I. Cohen
Name: Eric I. Cohen
Title: Senior Vice President

A.S.V., INC.

By:	/s/ Richard A. Benson
Name: Richard A. Benson
Title: Chairman and CEO

Schedule I
     Any approvals by the holders of Shares that may be required by the rules and regulations of the NASD for (i) the entry into the Option Agreement or (ii) the issuance of Optioned Shares upon exercise of the Option, and any filing, notice, approval or other requirements of the NASD required in connection with obtaining such approvals.